EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cosmos Health Inc.

We hereby consent to the inclusion in the Registration Statements on Form S-1, as amended (File Nos. 333-267550, 333-269289, 333-274093 and 333-276755) of our report dated April 12, 2023, relating to the consolidated financial statements of Cosmos Health Inc. and its subsidiaries, for the year ended December 31, 2022.

/s/ ARMANINO LLP

San Ramon, California

September 4, 2024